Rosetta Genomics Ltd.
August 15, 2004
Glenrock Israel Ltd. ("Glenrock")
Re: Consulting Agreement
Dear Sirs,
We are pleased to have the opportunity to render Glenrock's services as consultants of Rosetta (Genomics Ltd (the "Company"). We expect that Glenrock's contribution as consultants of the Company will be of significant strategic benefit to the Company in establishing its business and developing its technologies.

For the sake of good order we wish to set forth below in this letter agreement (the: “Agreement”) the terms and conditions of Glenrock's consultancy engagement with the Company:

1.
Term. This Agreement will enter into effect at the initial Closing of the Company's contemplated Preferred B Investment Round for aggregate investments of at least $2,000,000 (the "Effective Date") and is subject to execution of such initial Closing. The term of this Agreement is twelve (12) months commencing on the Effective Date, unless renewed or extended by mutual written consent of both parties (the "Term").

2.
Compensation.
As a consideration for Glenrock's consultancy services to the Company under the terms of this Agreement under the terms of this Agreement, the Company will pay Glenrock monthly consulting fees of $5,000 plus VAT for each month of consultancy (the "Consulting Fees”). Glenrock shall also be entitled to reimbursement of direct expenses relating to the provision of the Services, subject to prior approval by the Company. The Consulting Fees and reimbursement will be paid within 10 days of the end of each calendar month against a proper tax invoice.

3.	Duties.

3.1.
Glenrock acknowledges and agrees that Glenrock's primary services to the Company shall include, but not be limited to (the "Services"): (i) help develop and implement business strategies for the Company, (ii) advise the Company with respect to various matters, including, but not limited to, the growth and development of its business, including the direction of the Company's staffing and financing matters and (iii) leverage Glenrock's network of industry contacts by providing the officers and other management of the Company with introductions to participants in the related industries.

3.2.
Glenrock agrees to render the Services in a professional manner by, including, without limitation, providing consultancy services to the Company primarily by being available to the officers and other management of the Company for pre-scheduled meetings or by telephone on reasonable “as requested” basis.

4.	Confidentiality and Nondisclosure.

4.1.
Unless otherwise agreed to in writing by the Company, Glenrock agrees (i) to keep in strict confidence all Confidential Information (as defined herein) and not to disclose any Confidential Information, or any portion thereof, to any third party, (ii) not to use any Confidential Information (except within the scope of Glenrock’s duties hereunder). As used in this Agreement, the term "Confidential Information" refers to all inventions and all other business, technical and financial information (including, without limitation, the identity of, and information relating to, customers or employees) Glenrock develop, learn or obtain during the term of this Agreement that relate to any information proprietary to, used by or in the possession of the Company or its respective businesses or demonstrably anticipated business of any of the Company or that are received by or for any of the Company in confidence, whether or not reduced to writing. The foregoing limitations shall not apply to information that (i) was lawfully known to Glenrock before the receipt thereof, (ii) is learned by Glenrock from a third party that is entitled to disclose same, (iii) becomes publicly known other than through Glenrock's actions or (iv) is required by law or court order to be disclosed by Glenrock. In the event that Glenrock is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, Glenrock shall provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order.

4.2.
During the Term and for a period of twelve (12) months thereafter, Glenrock agrees (i) not to engage in any activity that is in any way directly competitive with the businesses of the Company, in the field of microRNAs (the "Field") and not to assist or advise any other person or organization in competing or in preparing to compete with the businesses of the Company in the Field

5.	Conflicting Agreements.

5.1.
By signing this letter Glenrock represent to the Company that Glenrock has not entered into any agreement, in conflict with this Agreement or Glenrock's duties to the Company pursuant to this Agreement. Glenrock agrees not to violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose Glenrock's own or any third party's confidential information or intellectual property when acting within the scope of Glenrock's duties pursuant to this Agreement or otherwise on behalf of Company.

5.2.
Glenrock further understands and acknowledges that Glenrock is an independent contractor and is responsible for all taxes, withholdings, and other similar statutory obligations. Glenrock will have no power or authority to bind, enter into any contract, incur any liability, make any representation, direct or act on behalf of the Company in connection with providing any Services or otherwise. Glenrock agrees to defend, indemnify and hold the Company harmless from any and all claims made by any entity on account of an alleged failure by Glenrock to satisfy any such tax or withholding obligations.

6.	General Conditions.

6.1.
Entire Agreement. This Agreement represents the entire agreement of the parties, and shall supersede any and all previous contracts or understandings between the parties hereto, with respect to the subject matter hereof. This Agreement shall not be modified, amended or terminated except in a writing signed by the party against whom enforcement is sought.

6.2.
Governing Law. This Agreement shall he governed by and construed in accordance with the laws of the state of Israel, without regard to the conflicts of law provisions thereof, and the competent courts of Tel Aviv-Jafa shall have exclusive jurisdiction over all matters arising under or relating to this Agreement.

Please acknowledge Glenrock's acceptance of, and agreement with, the terms of this Agreement by signing a counterpart of this signature page and returning the same to the Company at the address indicated above.

Sincerely,

Rosetta Genomics Ltd.

By:	/s/ Dr. Isaac Bentwich

Name: Dr. Isaac Bentwich
Title Chairman & CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

By:	/s/ Leon Recanati

By:	Glenrock Israel Ltd. Leon Recanati Title: CEO